For additional information, contact:
	Joseph Stegmayer Chairman and CEO joes@cavco.com	Daniel Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2014 THIRD QUARTER RESULTS

PHOENIX, January 30, 2014 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the third quarter and first nine months ended December 28, 2013 of its fiscal year 2014.
Net revenue for the third quarter of fiscal 2014 totaled $138.3 million, up 20.7% from $114.6 million for the third quarter of fiscal year 2013. Net income for the fiscal 2014 third quarter was $5.9 million compared to $3.0 million reported in the same quarter one year ago.
Net income attributable to Cavco stockholders for the fiscal 2014 third quarter was $5.9 million, compared to net income of $1.5 million reported in the same quarter of the prior year. The prior year amount was net of $1.6 million of net income attributable to redeemable noncontrolling interest. As previously reported, the noncontrolling interest was purchased during the second quarter of fiscal year 2014 such that Cavco now owns 100% of its consolidated subsidiaries; thus all of the fiscal 2014 third quarter consolidated net income is attributable to Cavco stockholders. Net income was also positively affected this quarter by $0.4 million from a business interruption insurance settlement related to a prior quarter insurance claim. Net income per share based on basic and diluted weighted average shares outstanding for the quarter ended December 28, 2013 was $0.67 and $0.66, respectively, versus $0.21 for the quarter ended December 29, 2012.
The effective income tax rate for the third fiscal quarter of approximately 31% was positively impacted by adjustments arising from manufacturing-specific deductions and certain income tax credits. The effective tax rate for the third fiscal quarter last year was 43%, which was adversely affected by changes in applied tax rates and tax laws in certain states, as well as the absence of income tax credits that were not enacted until the fiscal 2013 fourth quarter.
For the first nine months of fiscal 2014, net sales totaled $402.1 million, up 17.1% from $343.5 million for the comparable prior year period. Net income attributable to Cavco stockholders for the first nine months of fiscal 2014 was $12.0 million, compared to $3.6 million last year. For the nine months ended December 28, 2013, net income per share based on basic and diluted weighted average shares outstanding was $1.49 and $1.47, respectively, versus basic and diluted net income per share of $0.51 for the prior year period.
Commenting on the Company's performance, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, “We are pleased to present financial results for this quarter and nine month period that positively reflect improvements in the manufactured housing industry and specifically in the Company's home order rates. The industry estimates HUD code home shipments have increased 11.3% in calendar year 2013 over 2012, while Cavco brand homes sold have risen 15.8% for the same period including modular and park model home sales. This is also the first quarterly report in which we are able to recognize the full financial benefits from the buyout transaction of the legacy noncontrolling interest. We believe that the earnings accretion resulting from the purchase will provide ongoing value to the Company and its shareholders."
Cavco’s management will hold a conference call to review these results tomorrow, January 31, 2014, at 11:00 am (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes and Palm Harbor Homes. The Company is also a leading producer of park model homes, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Cavco's mortgage subsidiary, CountryPlace, is an approved Fannie Mae and Ginnie Mae seller/servicer and offers conforming mortgages to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; general deterioration in economic conditions and continued turmoil in the credit markets; a write-off of all or part of our goodwill, which could adversely affect operating results and net worth; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; curtailment of available financing in the manufactured housing industry; our contingent repurchase obligations related to wholesale financing; competition; our ability to maintain relationships with retailers; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; increased costs of healthcare benefits to employees; our ability to successfully integrate Fleetwood Homes, Palm Harbor, CountryPlace, Standard Casualty and any future acquisition or attain the anticipated benefits of such acquisition; the risk that the acquisition of Fleetwood Homes, Palm Harbor, CountryPlace, Standard Casualty and any future acquisition may adversely impact our liquidity; expansion of retail and manufacturing businesses and entry into new lines of business, namely manufactured housing consumer finance and insurance; our participation in certain wholesale and retail financing programs for the purchase of our products by industry retailers and consumers may expose us to additional risk of credit loss; governmental and regulatory disruption; information technology failures and data security breaches; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2013 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 28, 2013	March 30, 2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$59,520	$47,823
Restricted cash, current	5,951	6,773
Accounts receivable, net	27,041	18,710
Short-term investments	7,366	6,929
Current portion of consumer loans receivable, net	19,605	20,188
Current portion of inventory finance notes receivable, net	3,046	3,983
Inventories	67,525	68,805
Assets held for sale	3,889	4,180
Prepaid expenses and other current assets	11,525	10,267
Deferred income taxes, current	10,233	6,724
Total current assets	215,701	194,382
Restricted cash	1,180	1,179
Investments	14,214	10,769
Consumer loans receivable, net	82,384	90,802
Inventory finance notes receivable, net	19,200	18,967
Property, plant and equipment, net	45,681	46,223
Goodwill and other intangibles, net	78,400	79,435
Deferred income taxes	—	2,742
Total assets	$456,760	$444,499
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,580	$14,118
Accrued liabilities	68,957	62,718
Current portion of securitized financings	9,553	10,169
Total current liabilities	90,090	87,005
Securitized financings	63,282	72,118
Deferred income taxes	17,873	16,492
Redeemable noncontrolling interest	—	91,994
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; Outstanding 8,839,824 and 6,967,954 shares, respectively	88	70
Additional paid-in capital	231,645	135,053
Retained earnings	53,618	41,590
Accumulated other comprehensive income	164	177
Total stockholders’ equity	285,515	176,890
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$456,760	$444,499

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net revenue	$138,317	$114,603	$402,130	$343,468
Cost of sales	106,748	88,028	311,279	267,131
Gross profit	31,569	26,575	90,851	76,337
Selling, general and administrative expenses	22,019	20,307	66,581	60,400
Income from operations	9,550	6,268	24,270	15,937
Interest expense	(1,219)	(1,403)	(3,671)	(4,656)
Other income	173	416	673	1,199
Income before income taxes	8,504	5,281	21,272	12,480
Income tax expense	(2,612)	(2,260)	(6,776)	(5,160)
Net income	5,892	3,021	14,496	7,320
Less: net income attributable to redeemable noncontrolling interest	—	1,564	2,468	3,749
Net income attributable to Cavco common stockholders	$5,892	$1,457	$12,028	$3,571

Comprehensive income:
Net income	$5,892	$3,021	$14,496	$7,320
Unrealized loss on available-for-sale securities, net of tax	(4)	(74)	(190)	(12)
Comprehensive income	5,888	2,947	14,306	7,308
Comprehensive income attributable to redeemable noncontrolling interest	—	1,527	2,392	3,743
Comprehensive income attributable to Cavco common stockholders	$5,888	$1,420	$11,914	$3,565

Net income per share attributable to Cavco common stockholders:
Basic	$0.67	$0.21	$1.49	$0.51
Diluted	$0.66	$0.21	$1.47	$0.51
Weighted average shares outstanding:
Basic	8,838,832	6,967,954	8,070,619	6,953,037
Diluted	8,991,672	7,037,333	8,183,126	7,018,280

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net revenue:
Factory-built housing	$126,294	$103,472	$366,349	$310,822
Financial services	12,023	11,131	35,781	32,646
Total net revenue	$138,317	$114,603	$402,130	$343,468

Capital expenditures	$839	$177	$1,671	$563
Depreciation	$641	$641	$1,929	$1,908
Amortization of other intangibles	$345	$345	$1,035	$1,136

Factory-built homes sold:
by Company owned stores	506	491	1,614	1,469
to independent dealers, builders & developers	1,870	1,574	5,600	4,753
Total factory-built homes sold	2,376	2,065	7,214	6,222

###